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                                                                       EXHIBIT 2

                                [IBT LETTERHEAD]

                                           May 30, 2003

GMO Trust
40 Rowes Wharf
Boston, MA 02110

Grantham, Mayo, Van Otterloo & Co. LLC
40 Rowes Wharf
Boston, MA 02110

Re: Amendment to the Custodian Agreement (the "Agreement"), dated August 1,
    1991, by and among GMO Trust (the "Trust"), on behalf of certain series of the Trust (the "Funds"), Grantham, Mayo, Van Otterloo & Co. LLC ("GMO") and Investors Bank & Trust Co. (the "Bank"), as amended.

Ladies and Gentlemen:

         Pursuant to Section 15 of the Agreement, this letter amends the Agreement as required by recently adopted amendments to Rule 17f-4 under the Investment Company Act of 1940, as amended ("Rule 17-4"), governing investment companies' use of securities depositories. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement. The terms "financial assets," "securities entitlements," "securities intermediary," "securities depository," and "intermediary custodian," as used herein, shall have the same meaning as when such terms are used in Rule 17f-4 for purposes of Rule 17f-4.

         The Bank hereby agrees to the following as of the date hereof:

         (1) In addition to, and not in lieu of, any standard of care set forth in the Agreement, the Bank shall be obligated to exercise due care in accordance with reasonable commercial standards when placing and maintaining financial assets corresponding to the Trust's securities entitlements with a securities depository or an intermediary custodian;

         (2) In addition to the Bank's obligations under Section 11 of the Agreement, the Bank shall provide, promptly upon request by the Trust, such reports as are available regarding its internal accounting controls and financial strength;

         (3) In addition to, and not in lieu of, any standard of care set forth in the Agreement that is applicable to an intermediary custodian appointed by the Bank pursuant to the terms of the Agreement, any such intermediary custodian shall be obligated, pursuant to the terms of its agreement or other arrangement with the Bank, at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and

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                                       -2-

GMO Trust
Grantham, Mayo, Van Otterloo & Co. LLC                              May 30, 2003

                  thereafter maintain financial assets, corresponding to the security entitlements of its entitlement holders (as defined in U.C.C. Sections 8-102(a)(7) (2002));

         (4) Notwithstanding requirements to the contrary in Sections 6.2(a) through (c) of the Agreement, the Trustees of the Trust shall not be required to provide prior approval or annual reapproval of the Bank's use of the Book-Entry System, a Depository, or a system maintained by the Bank for the holding of Book-Entry Paper, and the Trust hereby agrees that the Bank may so use such systems or depositories; and

         (5) The clause ", specifically identified in a certified copy of a resolution of the Trustees of the Trust" in the last sentence of Section 2.6 of the Agreement is hereby deleted.

         This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, on behalf of the Funds, the Manager, and the Bank in accordance with its terms. The terms of this letter agreement shall be effective as of March 28, 2003.

                                   Sincerely,

                                   INVESTORS BANK & TRUST
                                   COMPANY

                                   By: /S/ Andrew M. Nesvet
                                       ----------------------------
                                           Name:  Andrew M. Nesvet
                                           Title: Managing Director

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                                      -3-

GMO Trust
Grantham, Mayo, Van Otterloo & Co. LLC                              May 30, 2003

The foregoing is hereby
accepted and agreed.

GMO TRUST, on behalf of the Funds

By: /S/ Elaine M. Hartnett
    ----------------------------
        Name: Elaine M. Hartnett
        Title: Vice President and Secretary

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By: /S/ Elaine M. Hartnett
    ------------------------------
        Name: Elaine M. Hartnett
        Title: Associate General Counsel